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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
HEALTHCARE INTEGRATED SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
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HEALTHCARE INTEGRATED SERVICES, INC.
733 Highway 35
Ocean Township, New Jersey 07712

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of HealthCare Integrated Services, Inc.:

    The Annual Meeting of Stockholders (the "Meeting") of HealthCare Integrated Services, Inc. (the "Company") will be held on Monday, December 31, 2001 at the offices of the Company, 733 Highway 35, Ocean Township, New Jersey 07712, at 10:00 a.m., local time, to consider and act upon the following matters:

  1.
  The election of four directors of the Company to hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors.

  2.
  Such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

    The Board of Directors of the Company has fixed the close of business on Wednesday, December 5, 2001, as the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment(s) or postponement(s) thereof. Accordingly, only holders of record of shares of the Company's voting securities at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) or postponement(s) thereof.

                      By Order of the Board of Directors,
                      ELLIOTT H. VERNON
                      Chairman of the Board and Chief Executive Officer

December 6, 2001
Ocean Township, New Jersey

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE
MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE
ENCLOSED PROXY IN THE RETURN STAMPED ENVELOPE PROVIDED.

    YOUR PROMPT RETURN OF A COMPLETED PROXY WILL HELP THE COMPANY AVOID
THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO
ASSURE A QUORUM AT THE MEETING.

PROXY STATEMENT

HEALTHCARE INTEGRATED SERVICES, INC.
733 Highway 35
Ocean Township, New Jersey 07712

ANNUAL MEETING OF STOCKHOLDERS

To be Held on December 31, 2001

General Information

    This Proxy Statement is being furnished to the holders of record as of the close of business on Wednesday, December 5, 2001 (the "Record Date"), of shares of common stock, par value $0.01 per share (the "Common Stock"), of HealthCare Integrated Services, Inc., a Delaware corporation (the "Company"), and shares of Series D Cumulative Accelerating Redeemable Preferred Stock, par value $0.10 per share (the "Series D Stock"), of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders to be held on Monday, December 31, 2001 and at any adjournment(s) or postponement(s) thereof (the "Meeting"), pursuant to the accompanying Notice of Meeting of Stockholders (the "Notice"). A form of proxy for use at the Meeting is also enclosed. This Proxy Statement and the accompanying Notice and form of proxy are first being mailed to stockholders on or about December 6, 2001.

    A stockholder may revoke the authority granted by his execution of a proxy at any time before the effective exercise of such proxy by delivering a duly executed proxy bearing a later date or by filing a written revocation thereof with the Assistant Secretary of the Company at its executive offices located at 733 Highway 35, Ocean Township, New Jersey 07712. Presence at the Meeting does not of itself revoke the proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy. All shares of Common Stock and Series D Stock represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted for the election of the four nominees for director named herein (the "Director Nominees"). Management is not currently aware of any other matter to be presented at the Meeting, but if any other matter is properly presented, the persons named in the proxy will vote thereon according to their judgment.

    All costs and expenses of the Meeting and this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. The Company has engaged the firm of Regan & Associates, Inc. as proxy solicitors. The fee to such firm for solicitation services is estimated to be approximately $3,500 plus reimbursement of out-of-pocket expenses. In addition to solicitation by use of mails, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, the Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

    Unless otherwise noted, as used herein, the terms "fiscal 1998," "fiscal 1999" and "fiscal 2000" refer to the Company's fiscal years ended December 31, 1998, 1999 and 2000, respectively.

    Unless otherwise indicated, all share information has been adjusted to reflect the 1:10 reverse stock split effected on January 20, 2000 in respect of the Common Stock.

Voting Securities

    Only holders of record on the books of the Company at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, for voting purposes there were outstanding 1,135,699 shares of Common Stock and 633.647 shares of Series D Stock. Generally, the holders of the Common Stock and Series D Stock vote together as a single class on all matters submitted to a vote of stockholders, with each share of Common Stock outstanding being entitled to one vote and each share of Series D Stock outstanding being entitled to 331 votes. At the Meeting, the election of the Director Nominees will require a plurality of the votes represented and entitled to vote on the matter at the Meeting in favor of such persons. See "Security Ownership of Certain Beneficial Owners and Management—Series D Stock Ownership" for a discussion of the issuance of the Series D Stock. Holders of Common Stock and Series D Stock are not entitled to cumulate their votes on any matter to be considered at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the total number of votes entitled to be cast on the matter at the Meeting will constitute a quorum for the transaction of business by such holders. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Security Ownership of Certain Beneficial Owners and Management

Common Stock Ownership

    The table below sets forth the beneficial ownership of the outstanding shares of Common Stock as of the Record Date of (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors and Director Nominees, (iii) each of the Company's executive officers named in the Summary Compensation Table, and (iv) all of the Company's directors and executive officers as a group. An asterisk indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

As of December 5, 2001

	Number of Shares (1)	Percent of Class (2)
Beran Entities (3) c/o Phyllis Beran 10 Grove Street Cherry Hill, New Jersey 08002	209,447	15.57%
Elliott H. Vernon (4) c/o HealthCare Integrated Services, Inc. 733 Highway 35 Ocean Township, New Jersey 07712	163,050	13.41%
Huntington Street Company (5) c/o Paramount Capital, Inc. 787 Seventh Avenue New York, New York 10019	158,203	11.62%
Kinder Investments, L.P. (6) Nesher, LLC Dov Perlysky c/o Laidlaw & Co. 100 Park Avenue New York, New York 10017	84,940	7.48%
Ulises C. Sabato, M.D. 106 Grand Avenue Englewood, New Jersey 07631	81,237	7.12%
Michael W. Licamele (7)	1,000	* %
Manmohan A. Patel, M.D.(8)	32,400	2.85%
Michael S. Weiss (7)	4,900	* %
Mark R. Vernon (9)	15,850	1.38%
All directors and executive officers as a group (5 persons) (10)	217,200	17.52%

(1)
In no case was voting and investment power shared with others, other than as expressly set forth herein. The information set forth in this table regarding a person's/entity's beneficial ownership has been derived from information provided by such person/entity (including, in some instances, from information set forth in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission (the "SEC").

(2)
Shares beneficially owned, as recorded in this table, expressed as a percentage of the 1,135,699 shares of Common Stock outstanding for voting purposes as of the Record Date (except as indicated in footnote (5)). For purposes of calculating each person's beneficial ownership, any shares subject to options exercisable within 60 days of the Record Date are deemed to be beneficially owned by, and only outstanding with respect to, such person.

(3)
Such shares represent beneficial ownership of shares of Common Stock issuable upon conversion of all outstanding shares of Series D Stock held by the liquidating trusts of the Beran Entities. See

  "Series D Stock Ownership" for additional information regarding these shares as well as a listing of each entity's individual holdings. Samuel J. Beran, M.D. and his mother, Phyllis Beran, are the co-trustees of the liquidating trusts and may be deemed to be the beneficial owners of the shares owned by the trusts. The address of Dr. Beran is 15 Pondview Close, Chappaqua, New York 10514 and the address of Mrs. Beran is 10 Grove Street, Cherry Hill, NJ 08002.

(4)
Includes beneficial ownership of an aggregate of 80,000 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options. See "Executive Compensation—Employment Contracts and Termination of Employment and Change in Control Arrangements."

(5)
These shares represent a portion of the 226,004 shares of Common Stock the Company agreed to sell in August 2000 for an aggregate of $500,000 in conjunction with the execution of the letter of intent with MedicalEdge Technologies, Inc. ("MedicalEdge"). Huntington Street Company is an assumed name used by Lindsay Rosenwald, M.D. Percent of Class is based upon the 1,135,699 shares of Common Stock outstanding for voting purposes as of the Record Date plus these 226,004 shares of Common Stock. Huntington Street Company also is entitled to receive additional shares of Common Stock, subject to stockholder approval, pursuant to its purchase agreement with the Company. See "Certain Relationships and Related Transactions."

(6)
According to a Schedule 13G filed with the SEC on June 25, 2001, the voting and dispositive power of such shares is shared among Kinder Investments, L.P. ("Kinder"), Nesher, LLC, the general partner of Kinder ("Nesher"), and Dov Perlysky, the managing member of Nesher.

(7)
Such shares represent shares of Common Stock issuable upon exercise of certain currently exercisable stock options granted pursuant to the Company's 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan").

(8)
Includes beneficial ownership of an aggregate of 2,400 shares of Common Stock issuable upon exercise of certain currently exercisable stock options granted pursuant to the Directors Plan.

(9)
Includes beneficial ownership of an aggregate of 15,750 shares of Common Stock issuable upon exercise of certain currently exercisable stock options.

(10)
Includes an aggregate of 103,550 shares of Common Stock issuable upon the exercise of certain currently exercisable stock options. See footnotes (4), (7), (8) and (9) above.

Series D Stock Ownership

    The table below sets forth the beneficial ownership of the outstanding shares of Series D Stock (and the beneficial ownership of Common Stock issuable upon conversion of the Series D Stock) as of the Record Date. None of the Company's directors, Director Nominees or executive officers own any shares of Series D Stock. An asterisk indicates beneficial ownership of less than 1% of the shares.

    An aggregate of 887.385 shares of Series D Stock (the "Beran Issuance") having an aggregate liquidation preference of $9,317,542.50 (i.e., $10,500 per share liquidation preference) were issued by the Company in October 1998 in connection with the acquisition (the "Beran Acquisition") by a wholly-owned subsidiary of the Company of the assets of Echelon MRI, P.C., Mainland Imaging Center, P.C., North Jersey Imaging Management Associates, L.P., Bloomfield Imaging Associates, P.A., and Irving N. Beran, M.D., P.A. (collectively, the "Beran Entities"). These related companies owned and operated five multi-modality diagnostic imaging centers located in New Jersey. The companies that received these shares are in the process of being dissolved and liquidating their assets, and the shares of Series D Stock are held by their respective liquidating trusts. As of the Record Date, there were an aggregate of 633.647 shares of Series D Stock outstanding having an aggregate liquidation preference of $6,653,301.50 (i.e., $10,500 per share liquidation preference) as a result of an adjustment in the purchase price of these assets.

    The holders of the Series D Stock are entitled to convert the Series D Stock into an aggregate of approximately 634,120 shares of Common Stock; provided that until the Company obtains stockholder approval (which approval has not yet been obtained) of the Beran Issuance, the holders of the Series D Stock only will be able to convert such shares into Common Stock representing in the aggregate 19.9% of the outstanding Common Stock as of the date of issuance of the Series D Stock (i.e., approximately 209,477 shares). The holders of the Series D Stock are entitled to vote, on an as-converted basis, with the holders of the Common Stock as one class on all matters submitted to a vote of Company stockholders (other than the ratification and approval of the Beran Issuance); provided that until the Company obtains stockholder approval (which approval has not yet been obtained) of the Beran Issuance, the aggregate voting rights of the holders of the Series D Stock shall not exceed 19.9% of the outstanding Common Stock as of the date of issuance of the Series D Stock (i.e., approximately 209,477 shares). In addition, certain matters also require the affirmative vote of the holders of the Series D Stock voting separately as a class in addition to the affirmative vote of the holders of the Common Stock and Series D Stock voting together as a single class. Due to timing constraints, stockholder approval of the Beran Issuance was not solicited prior to the consummation of the Beran Acquisition and such issuance of preferred stock in October 1998. The Company is currently negotiating the exchange of the outstanding Series D Stock into subordinated promissory notes of the Company in the aggregate principal amount equal to the aggregate liquidation preference of the outstanding Series D Stock plus accrued and unpaid dividends.

    Upon certain events (as described more fully in the Certificate of Designations, Preferences and Rights of the Series D Stock), including the Company's failure to redeem the Series D Stock prior to March 1, 1999, the holders of the Series D Stock have the right to cause the Company to call a special meeting of stockholders for the purpose of electing directors. Upon stockholder ratification and approval of the Beran Issuance, assuming the holders of the Series D Stock were to act collectively, such holders would be in a position to influence the election of the Company's directors and other matters requiring stockholder approval. Dr. Samuel J. Beran and his mother, Phyllis Beran, are the co-trustees of each of the holders of the Series D Stock and as such share voting and dispositive power with respect to the shares owned by these holders. The information set forth in the following table regarding a person's/entity's beneficial ownership has been derived from a Schedule 13D filed by such person/entity with the SEC.

As of December 5, 2001
	Number of Shares of Series D Stock	Percent of Class	Number of Shares of Common Stock(1)	Percent of Class (1)
Beran/Bloomfield IV Shareholders Trust (2) c/o Phyllis Beran 10 Grove Street Cherry Hill, NJ 08002	44.355	7%	14,663.38	1.09%
Beran/Echelon I Shareholders Trust (3) c/o Phyllis Beran 10 Grove Street Cherry Hill, NJ 08002	329.496	52%	108,927.87	8.1%
Beran/INB V Shareholders Trust (4) c/o Phyllis Beran 10 Grove Street Cherry Hill, NJ 08002	19.01	3%	6,284.48	* %
Beran/Mainland II Shareholders Trust (5) c/o Phyllis Beran 10 Grove Street Cherry Hill, NJ 08002	69.701	11%	23,042.28	1.71%
Beran/Management III Shareholders Trust Associates, L.P. (6) c/o Phyllis Beran 10 Grove Street Cherry Hill, NJ 08002	171.085	27%	56,558.84	4.2%

(1)
Does not take into account stockholder ratification and approval of the Beran Issuance which will increase the number of shares of Common Stock issuable upon conversion of the Series D Stock and the voting rights thereof. Percent of Class has been calculated based upon the 1,135,699 shares of Common Stock outstanding for voting purposes as of the Record Date and approximately 209,477 shares of Common Stock issuable upon conversion of all outstanding shares of Series D Stock (assuming no stockholder approval of the Beran Issuance).

(2)
Includes 1.145 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

(3)
Includes 8.508 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

(4)
Includes 0.491 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

(5)
Includes 1.8 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

(6)
Includes 4.418 shares of Series D Stock held in escrow in respect of certain post-closing adjustments in connection with the Beran Acquisition. The holder has the right to vote such shares. Samuel J. Beran, M.D. and Phyllis Beran, the co-trustees of the holder, may be deemed to be the beneficial owners of the shares owned by the holder.

PROPOSAL—ELECTION OF DIRECTORS

    The By-laws of the Company provide that the number of directors shall be fixed from time to time by the Board. The Board has fixed the number of directors at four, and four directors will be elected at the Meeting, each director to hold office until the next annual meeting of stockholders and until his successor is elected and is qualified. The Company intends to hold the next annual meeting of stockholders in 2002. All of the four nominees are presently directors of the Company.

    Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the Director Nominees. If any Director Nominee shall be unavailable for election or upon election should be unable to serve, the proxies will be voted for the election of such other person as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why any Director Nominee should become unavailable for election, or, if elected, should be unable to serve as a director.

    The names of the Director Nominees, and certain information about them, are set forth below.

Name	Age	Has Been a Director of the Company From
Michael W. Licamele	61	December 2000—Present
Manmohan A. Patel	52	December 1998—Present
Michael S. Weiss	35	July 1998—Present
Elliott H. Vernon	59	July 1991—Present

    Michael W. Licamele, Ph.D. has been the Chief Executive Officer of Computer X Pharmacy, Inc., a mail order pharmacy specializing in compounded drugs which is headquartered in Connecticut, since 1968. He has also served as the Chief Executive Officer of BronchoDose, LLC, a mail order pharmacy, since its formation in 1988; of Compound RX, LLC, a mail order pharmacy, since its formation in 1985; and of Chemcher, Ltd, a distributor of fine chemicals, since its formation in 1993. Dr. Licamele has been a registered pharmacist in the State of Connecticut since 1961. Dr. Licamele received a Ph.D. in Chemistry from the University of Connecticut in 1968, a Doctorate in Pharmacy from the University of Maryland in 1967 and a B.S. in Chemistry from the University of Connecticut in 1961.

    Manmohan A. Patel, M.D. has been Vice Chairman of the Company since December 1998. Since August 1995, Dr. Patel has been the Chairman of Jersey Integrated HealthPractice, Inc. a privately-held management services organization ("JIHP") which provided management services to Pavonia Medical Associates, P.A. ("PMA") until it was restructured into several smaller specialty physician practice groups in February 2001. Dr. Patel was one of the founders of PMA, which was one of the largest independent multi-specialty medical groups in New Jersey until its restructuring and has been its President since July 1971. On June 4, 2001, JIHP filed for protection under Chapter 11 of the United States Bankruptcy Code. On August 6, 2001, PMA filed for protection under Chapter 11 of the United States Bankruptcy Code. Dr. Patel is a principal stockholder, director and officer of the Institute for Better Breathing, P.A., a pulmonary medicine practice, which entered into an administrative services agreement and a clinical research agreement with the Company upon PMA's restructuring. See "Certain Relationships and Related Transactions." Dr. Patel is a practicing internist specializing in pulmonary diseases and critical care and has received board certifications in the following five specialties: internal medicine, pulmonary diseases, critical care, emergency medicine and geriatric medicine. In 1973, Dr. Patel received his M.D. from Mahatma Gandhi Medical College in India. He was an intern at the M.M. Medical College in India, at West Middlesex Hospital in Britain, at Loyola University, at the Stitch Medical School in Chicago, Illinois and at the Catholic Medical Center of Brooklyn and Queens in New York and had fellowships with Bellevue Hospital and New York University Medical Center. Dr. Patel is a member of the Board of Trustees of the Meadowlands Hospital Medical Center in Secaucus, New Jersey, and a member of the Board of Trustees of Liberty

HealthCare System, Inc., which is a New Jersey-based teaching hospital system that is affiliated with Mt. Sinai Health System in New York.

    Michael S. Weiss, Esq. has served as Chairman of the Board of Directors and Chief Executive Officer of Access Oncology, Inc. (f/k/a CancerEducation.com, Inc.), an Internet based health information company, from April 1999. Prior thereto, from November 1993 until April 1999, he was a Senior Managing Director of Paramount Capital, Inc., a private investment banking firm ("Paramount"), and held various other positions with Paramount and certain of its affiliates. Mr. Weiss is also the Vice Chairman of Genta Incorporated, a publicly-traded biotechnology company. He has served since 1997 as Chairman of Paligent Inc. (f/k/a HeavenlyDoor.com, Inc. and Procept, Inc.) ("Paligent"), a publicly-traded company engaged in evaluating strategic alternatives to maximize value to existing stockholders. In addition, Mr. Weiss is also a member of the Board of Directors of several privately-held biotechnology companies. Prior to joining Paramount, Mr. Weiss was an attorney with the law firm of Cravath, Swaine & Moore. Mr. Weiss received his J.D. from Columbia University School of Law and his B.S. in Finance from the State University of New York at Albany.

    Elliott H. Vernon, Esq. has been the Chairman of the Board and Chief Executive Officer of the Company since the Company's inception in July 1991. He also was the President of the Company from July 1991 until August 1999. For over ten years, Mr. Vernon has also been the managing partner of MR General Associates, a New Jersey general partnership ("MR Associates") which is the general partner of DMR Associates, L.P., a Delaware limited partnership, which was the landlord of the Company's Brooklyn MRI facility until September 1998. From December 1995 until it merged with Procept in March 1999, Mr. Vernon was a director of Pacific Pharmaceuticals, Inc., a publicly-traded company engaged in the development and commercialization of medical products with a primary focus on cancer treatment. Mr. Vernon was a director of Procept, a publicly-traded biotechnology company, from December 1997 until it merged with Paligent in January 2000 and is now a director of Paligent. Mr. Vernon is also one of the founders of Transworld Nursing, Inc. and was, until April 1997, a director of Transworld Home HealthCare, Inc., a publicly-held regional supplier of a broad range of alternate site healthcare services and products including respiratory therapy, drug infusion therapy, nursing and para-professional services, home medical equipment, radiation and oncology therapy and a nationwide specialized mail order pharmacy. Mr. Vernon is also a principal of HealthCare Financial Corp., LLC, a healthcare financial consulting company engaged primarily in FDA matters. From January 1990 to December 1994, Mr. Vernon was a director and the Executive Vice President and General Counsel of the Wall Street firm of Aegis Holdings Corporation which offered financial services through its investment management subsidiary and its capital markets consulting subsidiary on an international basis. Prior to entering the healthcare field on a full-time basis, Mr. Vernon was in private practice as a trial attorney specializing in federal white collar criminal and federal regulatory matters. Prior to founding his own law firm in 1973, Mr. Vernon was commissioned as a Regular Army infantry officer in the United States Army (1964). He is a former paratrooper and Vietnam War veteran with service in the 82nd Airborne Division and 173rd Airborne Brigade. Upon his return from Vietnam in 1970, Mr. Vernon served as Chief Prosecutor and Director of Legal Services at the United States Army Communications and Electronics Command until 1973.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE ELECTION OF THE DIRECTOR NOMINEES.

INFORMATION RELATING TO THE BOARD AND ITS COMMITTEES

Meetings of the Board; Committees

    During fiscal 2000, the Board held five meetings and acted pursuant to unanimous written consent on one occasion. During fiscal 2000, no incumbent director attended less than 75% of the aggregate number of meetings of the Board and committees of the Board on which he served for such year. The Board currently has four standing committees: the Audit Committee, the Stock Option Committee, the Compensation Committee and the Executive Committee.

Audit Committee

    The current members of the Audit Committee are Michael W. Licamele and Michael S. Weiss. Shawn Friedkin was a member of the Audit Committee until his resignation in May 2000. The Audit Committee held one meeting during fiscal 2000 and acted pursuant to unanimous written consent on one occasion. The general function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by (i) monitoring the integrity of the Company's financial reporting process and systems of internal control regarding finance, accounting and legal compliance; (ii) monitoring the independence and performance of the Company's independent auditors and internal auditing department; and (iii) providing an avenue of communication between the independent auditors, management, the internal auditing department and the Board.

Stock Option Committee

    The current members of the Stock Option Committee are Michael W. Licamele and Michael S. Weiss. Shawn Friedkin was a member of the Stock Option Committee until his resignation in May 2000. The Stock Option Committee held one meeting during fiscal 2000. The Stock Option Committee considers and recommends actions of the Board relating to matters affecting the Company's stock option plans and is authorized to make grants under the Company's 1991 Stock Option Plan (the "1991 Plan"), 1997 Omnibus Incentive Plan (the "Omnibus Plan"), 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") and otherwise.

Compensation Committee

    The current members of the Compensation Committee are Michael W. Licamele and Michael S. Weiss. Joseph Raymond was a member of the Compensation Committee until his resignation in September 2000. The Compensation Committee held two meetings during fiscal 2000. The general functions of the Compensation Committee include approval (or recommendations to the Board) of the compensation arrangements for senior management, directors and other key employees; review of benefit plans in which officers and directors are eligible to participate; and periodic review of the equity compensation plans of the Company and the grants under such plans.

Executive Committee

    The current members of the Executive Committee are Elliott H. Vernon and Manmohan A. Patel. Joseph Raymond was a member of the Executive Committee until his resignation in September 2000. The Executive Committee held five meetings during fiscal 2000. The Executive Committee is empowered to exercise all powers of the Board in the management and affairs of the Company with certain exceptions. In practice, it meets only infrequently to take formal action on specific matters when it would be impractical to call a meeting of the Board.

Compensation of Directors

    The Company does not presently pay non-employee directors any cash fees in connection with their services as such; however, the Company reimburses them for all costs and expenses incident to their participation in meetings of the Board and its committees. In addition, non-employee directors are entitled to participate in the Directors Plan and (other than members of the Stock Option Committee) in the Omnibus Plan. Pursuant to the Directors Plan, stock options exercisable to purchase an aggregate of 2,500 shares of Common Stock automatically are granted to newly-elected or appointed non-employee directors of the Company. In addition, the Directors Plan further provides that non-employee directors are entitled to receive stock options to purchase 500 shares of Common Stock (the "Fee Options") for a Plan Year (as defined in the plan) in the event no annual cash director's fees are paid by the Company for such Plan Year and may also elect to receive the Fee Options in lieu of any cash director's fee otherwise payable by the Company to such director for such Plan Year. The Company has determined that no cash director's fees will be paid for the 2001 Plan Year, and, therefore, Fee Options have been issued to each of the current non-employee directors.

    The purchase price of the shares of Common Stock subject to stock options issued under the Directors Plan is equal to the fair market value of such shares on the date of the grant, as determined in accordance with the plan. Stock options awarded under the Directors Plan vest in increments of 40% after the sixth month, 80% after the eighteenth month and 100% after the thirtieth month anniversary of the date of grant. Upon termination of a non-employee director's service on the Board, any stock options vested as of the date of termination may be exercised until the first anniversary of such date (unless such options expire earlier in accordance with their terms); provided that if such termination is a result of such director's removal from the Board other than due to his death or disability, all stock options will terminate immediately.

    No remuneration is paid to executive officers of the Company for services rendered in their capacities as directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the outstanding shares of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company (collectively, "Section 16 reports") on a timely basis. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16 reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and certain written representations that no other reports were required, during fiscal 2000, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis, except that (i) Alfred Beltrani did not timely file a Form 3 with respect to his becoming an executive officer of the Company, and (ii) Michael W. Licamele did not timely file a Form 3 with respect to his becoming a director of the Company.

INFORMATION RELATING TO EXECUTIVE OFFICERS OF THE COMPANY

Executive Officers

    The names of the current executive officers of the Company, and certain information about them, are set forth below.

Name	Age	Position
Elliott H. Vernon (1)	59	Chairman of the Board and Chief Executive Officer
Mark R. Vernon (1)	54	Senior Vice President

(1)
Elliott H. Vernon and Mark R. Vernon are brothers.

    See above for information regarding Mr. Elliott H. Vernon.

    Mark R. Vernon has been Senior Vice President of the Company since April 1999 and has been the Co-Manager of Atlantic Imaging Group, LLC, the Company's joint venture with HealthMark Alliance, Inc. ("Atlantic Imaging"), since its formation in April 1999. He was the President of Atlantic Imaging from April 1999 until August 2000. From April 1997 until April 1999, he was employed as an officer of the Company in charge of field operations. Since September 1994, he has also served as the Chairman of the Board, President and Chief Executive Officer of Omni Medical Imaging, Inc., which company subleased the Company's mobile MRI units from September 1994 until July 1996. From January 1991 until August 1994, he was the Vice President of Field Operations of the Company. From February 1981 until November 1989, he was the President of National Labor Service, Inc. and from November 1975 until January 1981, he was the President of Country Wide Personnel, Inc., which are employment support companies that supplies employees to Fortune 500 and other corporations. From 1966 until 1971, Mr. Vernon was a Staff Sergeant in the United States Army and served in Vietnam from 1966 until 1967.

Executive Compensation

Summary Compensation Table

    The following table sets forth all compensation awarded to, earned by, or paid to, the Chief Executive Officer and each other executive officer of the Company and its subsidiaries (whose total annual salary and bonus exceed $100,000) for services rendered in all capacities to the Company and its subsidiaries during fiscal 2000, 1999 and 1998 (the "named executive officers"):

	Annual Compensation									Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)			Bonus ($)		Other Annual Compensation ($) (1)			Securities Underlying Options (#)	All Other Compensation
ELLIOTT H. VERNON (Chairman of the Board and Chief Executive Officer)	2000 1999 1998	$ $ $	301,947 281,541 244,272		$ $ $	90,000 325,000 328,829	$ $ $	33,966 (2 33,951 (2 19,249 (2	) ) )	— 25,000 —	— — —
ROBERT D. BACA (3) (former President and Chief Operating Officer)	2000 1999 1998	$ $ $	232,260 227,202 165,808	(4)	$ $	— 25,000 32,588		— — —		— 15,000 35,000	— — —
MARK R. VERNON (Senior Vice President)	2000 1999	$ $	115,193 105,750			— —		— —		— —

(1)
Unless noted, the value of prerequisites and other personal benefits, securities and other property paid to or accrued for the named executive officers did not exceed $50,000 for each such officers, or 10% of such officer's total reported salary and bonus, and thus are not included in the table.

(2)
Represent payments for personal life and disability insurance and medical payments made by the Company on behalf of Mr. Vernon pursuant to Mr. Vernon's employment agreement.

(3)
Mr. Baca resigned as President and Chief Operating Officer as of May 31, 2001.

(4)
Represents compensation beginning on April 13, 1998, the commencement date of Mr. Baca's employment with HIS PPM. He became the President and Chief Operating Officer of the Company in August 1999.

Employment Contracts and Termination of Employment and Change in Control Arrangements

    Elliott H. Vernon.  Effective in November 1997, the Company entered into a three-year employment agreement with Mr. Vernon (which was extended to five years in August 1999). Pursuant to such employment agreement, Mr. Vernon agreed to continue to serve as the Chairman of the Board, President and Chief Executive Officer of the Company at an annual base of $250,000, subject to annual increases equal to the greater of (a) 10% or (b) the same percentage as the increase during the immediately preceding calendar year in the United Sates Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (1962-1984=100) (the "CPI") or (c) such greater amount as may be determined by the Board. Mr. Vernon's current base salary is $332,750. On each anniversary of the commencement date of the employment agreement, the term is extended for an additional one year. The employment agreement also provides that if Mr. Vernon resigns for "Good Reason" (as defined in the employment agreement), Mr. Vernon will be entitled to receive a payment of 2.99 times his highest annual salary and bonus pursuant to the employment agreement. In the event Mr. Vernon's employment is terminated for "Disability" (as defined in the employment agreement), Mr. Vernon will continue to be paid his base salary for a period of six months after such date (which amount will be reduced by any disability payments received by him). Mr. Vernon's employment agreement also provides that in the event his employment is terminated for "Cause" or because of his death, Mr. Vernon or his designated beneficiaries, as the case may be, shall only be entitled to be paid his base salary through the month in which such termination occurred.

    Mr. Vernon's employment agreement also provides for annual profit sharing with other executive level employees of a bonus pool consisting of 15% of the Company's consolidated income before taxes. Mr. Vernon is entitled to not less than 50% of such bonus pool, and the Board or a duly constituted committee thereof may allocate additional amounts of the bonus pool to Mr. Vernon. It is expected that the entitlement of the other officers of the Company to the remainder of such bonus pool (if any) will be made by Mr. Vernon in his capacity as the Chairman of the Board and Chief Executive Officer of the Company, subject to the contractual rights of other persons entitled to participate in such bonus pool, and to the concurrence of the Board or a duly constituted committee thereof. In addition, the employment agreement provides for certain insurance and automobile benefits for Mr. Vernon and his participation in the Company's other benefit plans. The employment agreement provides that Mr. Vernon will be entitled to reimbursement of up to $10,000 per annum for medical expenses not covered by insurance for himself and his immediate family.

    Robert D. Baca.  As of April 13, 1998, HIS PPM had entered into a three year employment agreement with Robert D. Baca, pursuant to which Mr. Baca agreed to serve as its President and Chief Operating Officer at an annual base salary of $225,000 (subject to annual increases by the same percentage as the increase during the immediately preceding calendar year in the CPI or such greater amount as may be determined by the Board). Mr. Baca resigned as of May 31, 2001. Mr. Baca's base salary at such time was $228,627. The employment agreement was subject to successive one year renewal periods and provided for Mr. Baca's participation in the employee benefit programs and plans of HIS PPM as well as a monthly automobile allowance.

    The employment agreement had provided that if Mr. Baca resigned for "Good Reason" (as defined in the employment agreement) or if HIS PPM terminated his employment other than as provided in the employment agreement, Mr. Baca would have been entitled to receive his full base salary through the date of termination, as well as all accrued incentive compensation through the date of termination, plus an amount (payable over a period of months equal to the lesser of the number of months remaining in the Term and 18) equal to the product of (a) the sum of (i) the base salary in effect as of the date of termination and (ii) the average of the bonus compensation paid or payable to Mr. Baca with respect to the three years preceding the year in which the date of termination had occurred (or such lesser period as he may have been employed) and (b) the lesser of (i) the number of months remaining in the Term divided by 12 and (ii) one and one-half (the "Severance Amount"). In the event that, within one year after the occurrence of a Change of Control (as defined in the employment agreement), HIS PPM had terminated Mr. Baca's employment other than as provided in the employment agreement or Mr. Baca resigned for "Good Reason," Mr. Baca would have been entitled to receive his full base salary through the date of termination, as well as all accrued incentive compensation through the date of termination, plus the present value (as defined in the employment agreement) of the Severance Amount on or before the tenth day following the date of termination.

    The employment agreement further provided that in the event HIS PPM terminated Mr. Baca's employment because of his death, Mr. Baca (or his designated beneficiary, estate or other legal representative, as applicable (the "Estate")) would have been entitled to be paid his base salary through the month in which such termination occurred, as well as all unpaid and accrued incentive compensation through the date of termination, and the Estate would have been entitled to continue to participate (to the extent permissible under the terms and provisions of such programs and plans) in HIS PPM's benefit programs and plans until the end of the Term on the same terms and conditions as Mr. Baca participated immediately prior to the date of termination. If Mr. Baca's employment was terminated for Disability (as defined in the employment agreement), Mr. Baca would have continued to be paid his base salary for a period of six months after such date (which amount will be reduced by any disability benefits received by him from disability policies paid for by HIS PPM).

    Upon termination of Mr. Baca's employment for Cause (as defined in the employment agreement) or in the event Mr. Baca's employment was terminated because of a court order restricting his employment by HIS PPM, the employment agreement had provided that Mr. Baca would have been entitled to be paid his base salary through the date the Notice of Termination (as defined in the employment agreement) is given, as well as all accrued and unpaid incentive compensation through the date the Notice of Termination is given. The employment agreement was terminated upon Mr. Baca's resignation on May 31, 2001.

    Mark R. Vernon.  Effective as of August 1999, the Company entered into a three year employment agreement with Mr. Vernon, pursuant to which Mr. Vernon agreed to serve as its Senior Vice President at an annual base salary of $110,000 (subject to annual increases by the same percentage as the increase during the immediately preceding calendar year in the CPI or $5,000, whichever is greater). Mr. Vernon's current base salary is $125,000. The employment agreement provides for Mr. Vernon's participation in the Company's employee benefit programs and plans as well as a monthly automobile allowance.

    The employment agreement provides that if Mr. Vernon resigns for "Good Reason" (as defined in the employment agreement) or if the Company terminates his employment other than as provided in the employment agreement, Mr. Vernon will be entitled to continue to receive his full base salary until the nine-month anniversary of the date of termination.

    The employment agreement further provides that in the event the Company terminates Mr. Vernon's employment because of his death or disability (as defined in the employment agreement), Mr. Vernon or his designated beneficiary, estate or other legal representative, as applicable, will be entitled to be paid his base salary through the month in which such termination occurred. Upon termination of Mr. Vernon's employment for Cause (as defined in the employment agreement),

Mr. Vernon only will be entitled to be paid his base salary through the date the notice of termination (as defined in the employment agreement) is given.

Option Grants in Fiscal 2000

    The Company did not grant any stock options to the named executive officers in fiscal 2000.

Aggregated Option Exercises in Fiscal 2000 and 2000 Fiscal Year End Option Values

    The following table summarizes for each of the named executive officers the total number of unexercised stock options held at December 31, 2000 and the aggregate dollar value of in-the-money, unexercised options held at December 31, 2000. No options were exercised by such persons during fiscal 2000. The value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise or base price and the fair market value (i.e., the closing sale price on such date) of the underlying Common Stock on December 29, 2000 (the last trading day in fiscal 2000), which was $0.625 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The stock options have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise. There can be no assurance that these values will be realized.

    The Company does not have any stock appreciation rights ("SARs") outstanding.

			Securities Underlying Number of Unexercised Options At Fiscal Year End	Value of Unexercised In-the- Money Options at Fiscal Year End
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Elliott H. Vernon	0	N/A	80,000/45,000	$0/$0
Robert D. Baca (1)	0	N/A	16,666/33,334	$0/$0
Mark R. Vernon	0	N/A	15,750/4,250	$0/$0

(1)
Mr. Baca resigned as President and Chief Operating Officer as of May 31, 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    At December 31, 2000 and at September 30, 2001, Elliott H. Vernon (the Company's Chairman of the Board and Chief Executive Officer) (the "CEO") owed the Company $264,125 in connection with certain non-interest bearing advances under the Company's bonus plan. In accordance with this bonus plan and Mr. Vernon's employment agreement with the Company, Mr. Vernon is entitled to monthly bonus payments based upon an estimate of his full years' bonus entitlement, subject to adjustment. These advances represent such payments which were determined not to have been earned by Mr. Vernon under the terms of the bonus plan and are repayable to the Company. It is currently contemplated that this indebtedness will be forgiven upon consummation of the Company's merger with MedicalEdge.

    During fiscal 2000, Dr. George Braff, a director of the Company from December 1995 until April 1997, the Company's Medical Director from October 1997 until September 2000 and a supervising radiologist at certain of the Company's MRI facilities until May 2001, was the majority shareholder and officer of three of the Medical Lessees: M.R. Radiology Imaging of Lower Manhattan, P.C. ("MRILM"), Monmouth Diagnostic Imaging, P.A. ("MDI") and Kings Medical Diagnostic Imaging, P.C. ("KMDI"). For fiscal 2000, MRILM, MDI and KMDI paid the Company approximately $917,875, $4,074,078 and $983,748, respectively, in fees for services previously rendered. In addition, revenues generated to the Company by MRILM, MDI and KMDI accounted for 5%, 22%, and 7%, respectively, of the Company's total revenues in fiscal 2000. For fiscal 2000, MRILM, MDI and KMDI paid Dr. Braff approximately $88,311, $260,000 and $107,130, respectively, in fees for professional services rendered by him on their behalf. Other than KMDI, such entities have continued to be Medical Lessees of the Company in fiscal 2001, however Dr. Braff is no longer employed by the Company.

    In January 1998, the Company and Pavonia Medical Associates, P.A. ("PMA") and its physician stockholders (including Dr. Patel, a director of the Company who owns an aggregate of 11,500 shares of PMA's common stock, representing approximately 19.74% of such outstanding common stock) signed a non-binding letter of intent with respect to the Company's acquisition of all of the capital stock held by PMA of Jersey Integrated HealthPractice, Inc. ("JIHP"), a management services organization formed and owned by PMA and Liberty HealthCare Systems, Inc. The terms of this acquisition were a result of arm's-length negotiations among the parties. In July 2000, the Company entered into a merger agreement with PMA which provided for the acquisition by the Company of PMA's approximately 72% equity interest in JIHP in exchange for the issuance to PMA of preferred stock which would automatically convert into 1.0 million shares of Common Stock upon the approval of such issuance by the Company's stockholders. In connection with such merger, PMA entered into a 26-year administrative services agreement with the Company (subject to earlier termination under certain specified conditions), pursuant to which PMA agreed to pay the Company a management fee of $1.0 million per annum, payable in equal monthly installments, plus an additional management fee of 10% of PMA's annual revenues over $20.0 million. In April 2001, the Company announced that, as a result of a restructuring of PMA into several smaller specialty physician practice groups, it would no longer proceed with its acquisition of JIHP nor would it continue to provide management services to PMA as a single provider entity. In lieu of this global management agreement, the Company had entered into administrative services agreements with several of the smaller specialty physician practice groups formed as a result of the restructuring of PMA as well as exclusive three to five-year agreements to arrange and coordinate clinical research trials on behalf of these groups and the other physician practice groups formed as a result of the restructuring of PMA. Dr. Patel is a principal stockholder, director and officer of one of these smaller specialty physician practice groups. On June 4, 2001, JIHP filed for protection under Chapter 11 of the United States Bankruptcy Code, and on August 6, 2001, PMA filed for protection under Chapter 11 of the United States Bankruptcy Code. Effective October 1, 2001, as a result of the unprofitability of the Company's physician management and consulting operations, it ceased these operations and terminated the administrative services agreements with these smaller specialty physician practice groups. The Company still provides clinical research services to these groups. As a result of PMA's restructuring, the Company's merger agreement and administrative services agreement with PMA have been terminated. As of December 31, 2000, the Company wrote-off approximately $1.0 million in deferred transaction costs related to legal and accounting fees incurred in connection with the proposed acquisition and in deferred financing costs related to costs incurred in connection with proposed new financing of these expansion plans. In addition, as of December 2000, the Company wrote-off as bad debt expense the approximately $2.0 million account receivable due from PMA.

    The Company is currently subleasing the diagnostic imaging facility and equipment located at PMA's former principal offices in Jersey City, New Jersey. The term of the sublease commenced on February 1, 2001 and continues until January 31, 2002 unless sooner terminated pursuant to the terms thereof. The Company also may extend the term for one additional one year period (February 1, 2002 through January 31, 2003) and two additional three year periods thereafter. The current monthly rent for this facility and equipment is $6,663. The Company expects to acquire the diagnostic imaging equipment at this facility from JIHP in the bankruptcy proceedings of JIHP.

    In December 1997, the Company agreed to guarantee a loan of $1.0 million from DVI Financial Services Inc. ("DFS") to JIHP (the "JIHP Loan"). This loan was funded by DFS to JIHP on January 8,

1998 and the loan bears interest at 12% per annum and is repayable over 48 months at $26,330 per month. At December 31, 2000, approximately $319,291 of the loan was outstanding. At September 30, 2001, approximately $300,000 of the loan was outstanding. PMA and physician stockholders of PMA have acknowledged that such extension of credit is for their benefit and have agreed that to the extent that the Company is or becomes liable in respect of any indebtedness or other liability or obligation of either PMA or JIHP, and the acquisition by the Company of 100% of the outstanding capital stock of JIHP is not consummated, then PMA and each physician stockholder of PMA agree to indemnify and hold the Company harmless from and against any and all such liabilities and obligations. The Company expects that this loan will be repaid through the collection of certain receivables of PMA.

    In October 1999, the Company had entered into an exclusive five-year agreement with PMA to arrange and coordinate clinical research trials on its behalf. The Company had arranged 19 clinical research trials on behalf of PMA prior to its restructuring. As of December 31, 2000, the Company had received an aggregate of approximately $25,268 in fees from such trials and PMA had received an aggregate of approximately $118,732 in fees from such trials. In fiscal 2001, the Company has received an aggregate of approximately $47,043 in fees from such trials and PMA has received an aggregate of approximately $45,919 in fees from such trials. As noted above, the Company has entered into exclusive three to five-year agreements to arrange and coordinate clinical research trials on behalf of the several physician practice groups formed as a result of the restructuring of PMA. Dr. Patel is a principal stockholder, director and officer of one of these smaller specialty physician practice groups. As of September 30, 2001, the Company had received an aggregate of approximately $4,462 in fees from the two trials it has arranged on behalf of Dr. Patel's group, and Dr. Patel's group has received an aggregate of approximately $22,928 in fees from such trails.

    In June 2000, the Company entered into a lease agreement with Stratus Services Group, Inc. ("Stratus"), which is an employment leasing company and also provides a wide range of other staffing and outsourcing services. Effective June 19, 2000, all the Company employees (aggregating approximately 150 employees) except certain officers and radiologists became employees of Stratus and then were leased back to the Company. Stratus is a public company traded on Nasdaq under the symbol "SERV" and the CEO of Stratus is a former director of the Company. As of December 31, 2000, the Company had paid Stratus $2,606,714 for such lease arrangement (which represents the leased employees' compensation plus a leasing and administrative fee to Stratus related to taxes and insurance and for payroll, human resources and accounting services) and had an outstanding balance owed to Stratus in the amount of $627,891. The term of the lease agreement is for one year and automatically renews on an annual basis with a right to terminate with 30 days written notice.

    On August 23, 2000, in connection with the proposed merger with MedicalEdge, the Company agreed to sell to Huntington Street Company and VentureTek L.P. (collectively, the "Purchasers") an aggregate of 226,004 shares of Common Stock (constituting approximately 19.9% of the outstanding Common Stock before such sale) for an aggregate purchase price of $500,000. See "Security Ownership of Certain Beneficial Owners and Management—Common Stock Ownership." Pursuant to the Company's agreement with the Purchasers, the Company has agreed to file a registration statement permitting the Purchasers to offer and sell these shares, and the Purchasers are entitled to receive in the aggregate an additional approximately 470,000 shares of Common Stock (or a cash payment or Company promissory note, bearing interest at 9% per annum, in the aggregate approximate amount of $440,000) in order to provide the Purchasers with a 130% return on their investment. The issuance of these additional shares of Common Stock is subject to stockholder approval. The Company intends to solicit stockholder approval of this issuance during fiscal 2002. The proceeds of this sale were loaned to MedicalEdge's parent for the development of the business, products and services to be operated, owned and provided by the surviving company after the merger with MedicalEdge.

AUDIT COMMITTEE REPORT

    The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

    During fiscal 2000, the Audit Committee developed a charter for the committee, which was approved by the full Board on June 12, 2000. The complete text of the charter, which reflects standards set forth in the new SEC regulations, is included as Appendix A to this Proxy Statement.

    As set forth in more detail in the charter, the Audit Committee's primary duties and responsibilities are to:

  •
  Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  •
  Monitor the independence and performance of the Company's independent auditors.

  •
  Provide an avenue of communication among the independent auditors, management, and the Board.

    The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

    Pursuant to Section 121(B)(b)(iii) of The American Stock Exchange listing standards, a majority of the members of the Audit Committee are independent (as independence is defined in Sections 121(A) of The American Stock Exchange listing standards).

    The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2000 with management. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by SAS 61, (Codification of Statements on Auditing Standards, AU 380), as well as any difficulties encountered in performing the audit or issues discussed prior to retention, or any consultation with other accountants. The Audit Committee has received from the auditor written disclosure regarding the auditor's independence as required by Independence Standards Board Standard No. 1.

    In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee does not complete its reviews prior to the Company's public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

    Based on the review and discussion included above, and subject to the limitations on the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for fiscal 2000.

                      AUDIT COMMITTEE
                      Michael W. Licamele
                      Michael S. Weiss

INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's financial statements for fiscal 2000 included in the Company's Annual Report on Form 10-K for fiscal 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and to be available to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

PRINCIPAL ACCOUNTING FIRM FEES

    Approximate aggregate fees billed to the Company for fiscal 2000 by Deloitte & Touche LLP are as follows:

Audit Fees	$202,000
Financial Information Systems Design and Implementation Fees	$—
All Other Fees	$—

STOCKHOLDER PROPOSALS

    Stockholder proposals for presentation at the Company's next annual meeting of stockholders to be held in 2002 must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than August 8, 2002. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals. A proxy will confer discretionary authority to management of the Company to vote on any matter other than matters for which the Company received notice by a stockholder prior to October 22, 2002.

OTHER MATTERS

    It is not expected that any other matters will be brought before the Meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

    The Company's Annual Report on Form 10-K for fiscal 2000 and the Company's Form 10-Q for the quarterly period ended September 30, 2001 are being furnished simultaneously herewith, however, they are not to be considered a part of this Proxy Statement.

    The Company also will furnish to any stockholder a copy of any exhibit to such Form 10-K or Form 10-Q as listed thereon, upon request and upon payment of the Company's reasonable expenses of furnishing such exhibit. Requests should be directed to HealthCare Integrated Services, Inc., 733 Highway 35, Ocean Township, New Jersey 07712, Attention: Assistant Secretary.

ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN THEIR PROXIES
WITHOUT DELAY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL
AND YOUR COOPERATION WILL BE APPRECIATED.

                      By Order of The Board of Directors,
                      ELLIOTT H. VERNON
                      Chairman of the Board and Chief Executive Officer

December 6, 2001

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF HEALTHCARE INTEGRATED SERVICES, INC.

I. AUDIT COMMITTEE PURPOSE

    The Audit Committee of the Board of Directors of HealthCare Integrated Services, Inc. (the "Company") is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  •
  Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  •
  Monitor the independence and performance of the Company's independent auditors and internal auditing department.

  •
  Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

    The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

    The composition of the Audit Committee shall meet the requirements of The American Stock Exchange, or such other applicable securities exchange or market (subject to applicable exceptions), by the applicable deadlines. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. Audit Committee members shall be appointed by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

    The Audit Committee shall meet as frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should consult privately with management, the director of the internal auditing department, the independent auditors and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed.

III.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

  1.
  Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years or as otherwise required in accordance with the Securities and Exchange Commission regulations.

  2.
  Review the Company's annual audited financial statements. Review should include discussion with management, independent auditors and internal auditing department of significant issues regarding accounting principles, practices and judgments.

  3.
  In consultation with the management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control

A–1

    and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses including the status of previous recommendations.

Independent Auditors

  4.
  The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

  5.
  Approve the fees and other significant compensation to be paid to the independent auditors.

  6.
  On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

  7.
  Review the independent auditors audit plan—discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

  8.
  Discuss the results of the year-end audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with the American Institute of Certified Public Accountants A Statement of Auditing Standards No. 61.

  9.
  Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Department and Legal Compliance

  10.
  Review and approve the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

  11.
  Review and approve the appointment, performance and replacement of the senior internal audit executive.

  12.
  Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

  13.
  As the Audit Committee deems necessary or appropriate, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

  14.
  Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

  15.
  Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

  16.
  Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

A–2

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF HEALTHCARE INTEGRATED SERVICES, INC.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 6, 2001 and does hereby appoint Elliott H. Vernon and Manmohan A. Patel, or either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of voting securities of HealthCare Integrated Services, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (EDT) on December 31, 2001 at the offices of the Company, 733 Highway 35, Ocean Township, New Jersey 07712, and at any adjournment(s) or postponement(s) thereof, hereby revoking all proxies heretofore given with respect to such stock:

(to be signed on other side)

/x/	Please mark your votes as in this example using dark ink only.
		FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
1.	ELECTION OF DIRECTORS	/ /	/ /	2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.
	Nominees:
	Michael W. Licamele, Manmohan A. Patel, Michael S. Weiss and Elliott H. Vernon			PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
	(INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided.)
				This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the election of the nominees for director named herein.

Date:

Signature(s)	Signature(s)

Please sign exactly as name(s) appears hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer. When shares are held by joint tenants, both should sign.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
HEALTHCARE INTEGRATED SERVICES, INC. 733 Highway 35 Ocean Township, New Jersey 07712
ANNUAL MEETING OF STOCKHOLDERS To be Held on December 31, 2001
As of December 5, 2001
PROPOSAL—ELECTION OF DIRECTORS
INFORMATION RELATING TO THE BOARD AND ITS COMMITTEES
INFORMATION RELATING TO EXECUTIVE OFFICERS OF THE COMPANY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT PUBLIC ACCOUNTANTS
PRINCIPAL ACCOUNTING FIRM FEES
STOCKHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORTS AND FINANCIAL STATEMENTS
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF HEALTHCARE INTEGRATED SERVICES, INC.